Exhibit 99.1

Texas Roadhouse, Inc. Appoints Southwest Airlines Veteran

Chris Monroe Chief Financial Officer

LOUISVILLE, KY. (May 18, 2023) – Texas Roadhouse, Inc. (Nasdaq: TXRH), announced today that Chris Monroe has been hired as Chief Financial Officer, effective June 28, 2023. Mr. Monroe has over 34 years of financial experience, including the past 30 years at Southwest Airlines. He most recently served as Senior Vice President of Finance and Treasurer.

As the Company’s principal financial officer, Mr. Monroe will be responsible for overseeing the Company’s accounting, financial reporting, investor relations, tax, treasury, internal audit, and financial analysis functions.

“We are excited to have Chris join our team. Chris brings valuable experience across a number of financial disciplines to Texas Roadhouse,” said Jerry Morgan, Texas Roadhouse Chief Executive Officer. “He also has 30 years of experience at Southwest Airlines, which has a company culture we have admired for many years.”

At Southwest Airlines, Mr. Monroe was responsible for the overall capital strategy, planning and structure. He was also responsible for corporate insurance and risk management, as well as supply chain management and corporate sustainability.

“I’m humbled and excited to join the team at Texas Roadhouse. I love that the foundation of Texas Roadhouse is built upon great people serving Legendary Food with Legendary Service.  I’m looking forward to continuing to build this great company’s financial strength and opportunities for growth,” said Mr. Monroe.

About the Company

Texas Roadhouse, Inc. is a growing restaurant company operating predominantly in the casual dining segment that first opened in 1993 and today has grown to over 700 restaurants system-wide in 49 states and ten foreign countries. For more information, please visit the Company’s Web site at www.texasroadhouse.com.

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Contacts:

Investor Relations

Michael Bailen

(502) 515-7298

Media

Travis Doster

(502) 638-5457